Exhibit 77K

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

PricewaterhouseCoopers LLP ("PwC") served as independent auditors for the Funds. On May 28, 2003 the Funds' Board dismissed PwC and selected KPMG LLP ("KPMG") as independent auditors for the Funds for fiscal year ending October 31, 2003 upon the recommendation of the Funds' Audit Committee. During the two most recent fiscal years and through May 28, 2003, there was no disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of PwC on the financial statements of the ING Emerging Countries Fund, ING International Fund, ING International SmallCap Growth Fund, ING Precious Metals Fund, ING Russia Fund, ING Global Real Estate Fund and ING Worldwide Growth Fund for the years ended October 31, 2001 and October 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Funds have requested that PwC furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated June 25, 2003, is filed as an Exhibit to this Form N-SAR.